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                                  Exhibit 11.1


                      DIGITAL TRANSMISSION SYSTEMS, INC.

             STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
                       For the year ended June 30, 1996


Net loss                                                 $(2,608,000)
                                                         ===========

Weighted average outstanding common shares                 1,770,085

Increase due to assumed issuance of shares
        related to outstanding stock options issued
        within one year of initial public offering           163,296

Increase due to assumed conversion to common
        stock of redeemable convertible preferred
        shares outstanding                                 1,294,660

                                                         -----------
Adjusted weighted average outstanding common
        shares and common share equivalents                3,228,041
                                                         ===========
Net loss per common share and common
        share equivalent                                 $     (0.81)
                                                         ===========


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